LAKELAND INDUSTRIES TO SEEK REPEAL OF SUPERMAJORITY VOTING
REQUIREMENTS FOR THE APPROVAL OF BUSINESS COMBINATIONS

RONKONKOMA, NY, May 16, 2008 – Lakeland Industries, Inc. (NasdaqGM: LAKE), a leading manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that, at its 2008 Annual Meeting of Stockholders, it intends to seek stockholder approval for the repeal of the supermajority voting requirements applicable to certain business combinations that are currently contained in its Restated Certificate of Incorporation.  If Lakeland’s charter amendment proposal is approved by its stockholders, except in certain limited situations where Delaware law provides otherwise, only a simple majority vote of the issued and outstanding shares will be required to approve business combinations involving Lakeland.

Commenting on the charter amendment proposal to be submitted for approval by Lakeland’s stockholders, Christopher J. Ryan, President and CEO of Lakeland, said, “[t]he Lakeland Board is concerned that supermajority voting requirements with respect to business combinations may hinder or discourage potential acquirers who would otherwise consider acquiring Lakeland pursuant to a transaction that could potentially be in the best interests of, and at a price that is fair to and maximizes value for, our stockholders as large strategic buyers have been very active in our specific industry of late. Further, the Lakeland Board is committed to acting, at all times, in the best interests of all of Lakeland’s stockholders, and to continuing to enhance, grow and maximize stockholder value, the Lakeland Board believes that continuing to include supermajority voting requirements in our Charter with respect to business combination transactions would be inconsistent with the Lakeland Board’s guiding principle of maximizing stockholder value.”  Let us make it transparently clear that this change, in no way, had anything to do whatsoever with Mr. Holtzman’s withdrawing his slate of two directors for election at Lakeland’s upcoming shareholder meeting.

Added Mr. Ryan, “[W]hile the Lakeland Board continues to believes that the supermajority voting requirements that we are proposing to repeal provide some protection against self-interested actions by one or a few large stockholders and encourage persons considering unsolicited acquisition bids for Lakeland to negotiate with the Lakeland Board to reach terms that are fair to, and in the best interest of, all stockholders, the Lakeland Board recognizes the growing public sentiment that suggests that these types of provisions conflict with principles of good corporate governance and that their elimination would increase the Lakeland Board’s accountability to its stockholders.”

At Lakeland’s 2008 Annual Meeting, Lakeland intends to seek stockholder approval for the repeal of Article TWELFTH of its Restated Certificate of Incorporation. This provision, which was adopted in 1986, currently requires a 66 2/3% supermajority vote of the outstanding shares of Lakeland’s common stock to approve certain business combinations with persons who beneficially own more than five percent (5%) of Lakeland’s common stock, unless the transaction is approved by the affirmative vote of 66 2/3% of the directors who were directors prior to the acquisition of the more than five percent (5%) beneficial ownership by such persons.

After the repeal of Article TWELFTH, those transactions that were previously covered by its supermajority provisions would then generally only require the vote of the holders of a majority of Lakeland’s outstanding common stock, rather than an a 66 2/3% percent supermajority vote.

The charter amendment proposal is not in response to any request, proposal, agreement, or understanding with any third party and it is not in contemplation of any transaction with any third party.

The affirmative vote of at least 66 2/3% of the outstanding shares of Lakeland’s common stock entitled to vote at the 2008 Annual Meeting will be required for approval of this charter amendment proposal.

Lakeland’s 2008 Annual Meeting of Stockholders will be held on Wednesday, June 18, 2008, at the Holiday Inn located at 3845 Veterans Memorial Highway in Ronkonkoma, New York.  The record date for determining stockholders who are entitled to notice of, and are eligible to vote at, the 2008 Annual Meeting or any adjournment thereof has been set as the close of business on April 27, 2008.

Additional Information

Lakeland has filed a definitive proxy statement and form of proxy with the Securities and Exchange Commission (SEC) containing information with respect to the above-described charter amendment proposal and the other matters being proposed for consideration at its 2008 annual meeting of stockholders.  Stockholders are advised to read the proxy statement and other documents related to the solicitation of proxies from Lakeland stockholders for use at the 2008 annual meeting because they contain important information.  The definitive proxy statement and form of proxy are available, along with other relevant documents, at no charge, at the SEC’s website at http://www.sec.gov.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries 631-981-9700 Christopher Ryan, CEO, CJRyan@lakeland.com Gary Pokrassa, CFO, GAPokrassa@lakeland.com 701-7 Koehler Avenue, Suite 7 Ronkonkoma, NY 11779 www.lakeland.com	Darrow Associates for Lakeland Industries 631-367-1866 Jordan Darrow jdarrow@darrowir.com